Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR ELECTS NEW CHAIRMAN AND PROMOTES NEW COO

     MIAMI, June 22, 2004 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that its Board of Directors has elected Robert J. Strudler to serve as Chairman of the Board, and Jonathan M. Jaffe to assume Mr. Strudler’s role as Chief Operating Officer, effective December 1, 2004, the start of Lennar’s next fiscal year. Mr. Jaffe has resigned from the Board, effective immediately, in anticipation of his assuming the position of Chief Operating Officer.

     Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “I am personally delighted and gratified to have someone of Bob Strudler’s unique stature and character to occupy the Chairmanship of Lennar Corporation, filling the seat that was vacated with the passing of our co-founder, and my father, Leonard Miller, two years ago. Bob has successfully guided our company as Chief Operating Officer for the past four years, as we have expanded into multiple new markets, fortified our balance sheet, developed our dual marketing strategy and created one of the industry’s most extensive management training programs. Additionally, Bob has been a company leader in expanding our community outreach initiatives and giving back to those in need. In his role as Chairman of Lennar, Bob will continue to contribute his endless energy, driving passion, years of experience and expertise as we grow and shape Lennar into an even better leader in the homebuilding industry.”

     Mr. Miller continued, “I am equally pleased to welcome Jon Jaffe to the leadership role of Chief Operating Officer of Lennar. Jon has been the guiding light and driving force of our remarkable expansion into California and throughout the West. Jon has built a first class management team in the Western Region that has expanded our growth both organically and through acquisition, including leading the January 2004 joint acquisition by Lennar and LNR Property Corporation of The Newhall Land and Farming Company. In addition to his professionalism and managerial talent, Jon is simply one of the most honorable people I know. His integrity and sense of decency have always made us proud. Bob and Jon have been working closely together on a carefully designed succession plan culminating in today’s announcement.”

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     Mr. Miller concluded, “To further increase the independence of our Board of Directors, Jon has also chosen to resign his position on the Board. Additionally, with Bob assuming the role of Chairman and vacating the role of COO, we have further enhanced our corporate governance by making clear the distinction between leadership of the Board and leadership of the Company.”

     Mr. Strudler, age 61, joined Lennar in May 2000 when Lennar merged with U.S. Home Corporation, of which he was the Chairman and Co-Chief Executive Officer. Mr. Strudler has served as Vice Chairman and as COO since that time, actively guiding Lennar’s homebuilding and financial services operations into becoming one of the nation’s most admired and most profitable homebuilding companies.

     Mr. Jaffe, age 44, has been with Lennar since 1983. He has been a Vice President since 1994 and has been a Director since 1997. In 1996, after working in multiple roles in Lennar’s Florida operations, Mr. Jaffe relocated to California to start Lennar’s Western Region operations.

     Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Cambridge Homes, Coleman Homes and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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